ADVANCED EMISSIONS SOLUTIONS, INC.
EMPLOYMENT AGREEMENT
THIS AGREEMENT made and entered effective September 18, 2023, by and between Advanced Emissions Solutions, Inc., a Delaware corporation, whose principal offices are located at 8051 E. Maplewood, Suite 210, Greenwood Village, CO 80111 (the “Company”), and Jeremy D. “Deke” Williamson (“Executive”) whose address is Tomball, TX 77375.
RECITALS:
WHEREAS, the Company has made Executive an offer of employment; and
WHEREAS, Executive desires to accept the offer; and
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms and conditions of the employment.
NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Definitions. Capitalized terms are used herein with the meanings as specified in Section 6 and elsewhere in this Employment Agreement.
2.Employment. The Company hereby employs Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein, such employment to commence on or about September 18, 2023 (the “Start Date”). Executive’s employment with the Company is for an indefinite term, subject to termination as provided for in Section 9.
3.Position, Duties and Authority. During the term of this Agreement, Executive shall be employed as Chief Operations Officer and shall report to the Chief Executive Officer of the Company. This is a full-time, salaried, exempt position. Executive’s primary responsibilities will be to supervise the Company’s operations at its Red River facility and direct and oversee the capital improvements necessary for the Red River facility to produce granular activated carbon products. Executive will also be responsible for operations at the Company’s Kentucky facility, operations any other facilities that the Company currently or in the future operates (or contracts for the operation of), and such other responsibilities as are assigned by the Chief Executive Officer of the Company. In reliance upon the promises made by Executive in this Agreement, the Company will provide Executive with access to Confidential Subject Matter (including trade secrets) related to Executive’s position and/or the opportunity to develop relationships with the Company’s employees, agents, and customers for the purpose of developing goodwill for the Company. Executive agrees that Executive’s receipt of the foregoing would give Executive an unfair competitive advantage if Executive’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement. Further, Executive stipulates that the non-compete and non-solicit restrictions in Section 7 are reasonable and necessary.
4.Obligations of Executive. Executive hereby agrees that Executive will devote a minimum of 40 hours per week to the fulfillment of Executive’s obligations hereunder.
5.Compensation and Benefits. In consideration of Executive’s agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:
(a)Benefits. Executive shall be entitled to the standard benefits and perquisites from time to time available to full-time employees of the Company as outlined in the Employee Handbook effective as of the Start Date, or as soon as otherwise permitted under the terms of the relevant policy or program.
(b)Compensation.
(i)Base Salary. The Company shall pay Executive on the Company’s normal payroll schedule, as in effect from time to time, at a rate that equates to an annual salary of three hundred and fifty thousand dollars ($350,000) (as it may be increased from time to time, the “Base Salary”).
(ii)Annual Bonus. Executive shall be eligible for an annual bonus, with a target bonus equal to 50% of Executive’s Base Salary for the year and a maximum payout of 100% of Executive’s Base Salary based on Company performance relative to targets, all as established and evaluated by the Compensation Committee of the Board.

For calendar year 2023, any annual bonus earned based on performance relative to targets will be prorated to reflect the number of days beginning on the Start Date through December 31, 2023.
(iii)Long Term Incentive Compensation. Executive shall be eligible to receive long-term incentive compensation under the Company’s Long-Term Incentive Plan (the “LTIP”) as in effect from year to year, with a target award each year equal to 65% of Executive’s Base Salary for the year, subject to the terms and conditions of the applicable award agreements as determined by the Board or the Compensation Committee of the Board. Executive shall participate in the 2023 LTIP, and effective as of his Start Date, he shall receive grants of restricted stock awards (“RSAs”) and performance stock unit (“PSU”) awards, prorated to reflect the number of days beginning on the Start Date through the end of the applicable performance periods and containing the terms and conditions applicable to the LTIP awards granted to the Company’s other executive officers during 2023.
(iv)Inducement Equity. As a material inducement to entering into this Agreement, effective on the Start Date the Executive shall receive additional sign-on equity awards as follows: (i) 25,000 RSAs, vesting in equal annual installments on each of the first three anniversaries of the Start Date, and (ii) 25,000 RSAs vesting on the six month anniversary of the Start Date, with each award conditioned on continued service through the applicable vesting dates and otherwise subject to the terms and conditions set forth in the form of RSA agreement applicable to RSAs granted under the Company’s LTIP.
(v)Sign-On Bonus Advance. Within ninety (90) days following the Start Date, the Company shall make a lump sum payment to Executive of one hundred thousand dollars ($100,000) (the “Sign-on Bonus”) that is contingent on the Executive working at least twelve (12) months following the Start Date. In the Event Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason (each as defined below), in either case within twelve (12) months following the Start Date, Executive shall repay 50% of the gross amount of the Sign-on Bonus to the Company. Executive authorizes the Company to withhold a portion of that amount from his final paycheck and Executive agrees to repay pay the remaining balance within fifteen (15) days of his termination date. Executive agrees that he will be responsible for fees and costs related to any recovery effort by the Company should the requirements of this provision not be met. For the avoidance of doubt, a termination of Executive’s employment on account of death or Disability (as defined below) shall not trigger the repayment obligation set forth in the preceding sentence.
(vi)Vacation. Executive shall be entitled to unlimited paid time off.
6.Definitions.
(a)“Affiliate” shall mean any entity directly or indirectly controlled by, under common control with or otherwise a joint venture partner of or joint venture entity of the Company.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” means with respect to the Executive (i) the failure by Executive to substantially perform the essential functions of Executive’s duties or obligations in a satisfactory manner (other than due to death or Disability) or material breach of any written agreement with the Company or an Affiliate; (ii) dishonesty, willful misconduct, or material breach of the Company’s Code of Conduct, including the Insider Trading Policy Appendix, or knowing violation of any federal or state securities or tax laws, or any misconduct that is, or is reasonably likely to be, materially injurious to the Company or an Affiliate, monetarily or otherwise; (iii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person; (iv) a breach of any fiduciary duty that has had or is reasonably likely to have a material detrimental effect on the Company or an Affiliate; (v) a material breach by Executive of any material agreement between Executive and the Company or any of its affiliates; or (iv) Executive’s material violation of any material written policy or code of conduct of the Company. If Company believes non-performance or material breach as specified in clause (i), above, has occurred, Company shall deliver a written demand for substantial performance to the Executive that identifies the manner in which the Company believes the Executive has breached the written agreement or not substantially performed his or her duties and provide Executive with a period of ten (10) business days from receipt of such notice to cure the stated non-conforming performance. After such 10-day period the Board shall make a written finding that the Executive has either cured the nonconforming performance or, in the good faith opinion of the majority of the Board (excluding the Executive, if applicable) the Executive has not cured the non-conforming performance and the Executive’s employment should be terminated. The Executive’s employment shall not be deemed to have been terminated for Cause unless: (A) notice and an opportunity to cure as set forth above has been provided; and (B) an opportunity shall have been provided for the Executive to be heard before the Board.

(d)“Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:
(i)the direct or indirect acquisition by any person, entity, related group of persons or entities (“Person”) (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a Person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders;
(ii)a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of each such appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)a change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change in Control, to the extent required to avoid accelerated or additional taxation under such section, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A(a)(2)(A)(v).
(e)“Disability” or “Disabled” means Executive has met one or more of the following criteria (a) is eligible for permanent disability benefits under the Company’s disability insurance benefits program in effect immediately prior to any Change in Control; (b) has been determined by a third party (such as the Social Security Administration) as unable to substantially perform the essential functions of the job by reason of any medically determinable physical or mental impairment; (c) has been determined to be disabled in accordance with a disability insurance program that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4); or (d) Executive and the Board have mutually agreed in writing that Executive is permanently disabled and cannot substantially perform the essential functions of the job and the Board has sent the Executive written notice that the Board deems the Executive to have met the criteria for being disabled.
(f)“Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (i) any reduction of Executive’s Base Salary or target annual bonus, (ii) a material breach by the Company or any affiliate of the Company of its obligations under this Agreement or any other material agreement with Executive, (iii) a material diminution of Executive’s title, authority or responsibilities as Chief Operations Officer or Executive’s failing to report directly to the CEO; provided, however, that in order for any such event or occurrence to constitute “Good Reason” hereunder (1) Executive must provide the CEO and Board with reasonably detailed written notice of such event or occurrence within 30 days of the initial occurrence thereof, (2) the Company shall have 15 days following receipt of such notice to cure the same, and (3) if uncured following such 15-day period, such conduct or circumstances shall constitute “Good Reason” for purposes hereof.
(g)“Invention” shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.
(h)“Total Compensation” means, in the aggregate and as applicable, the Executive’s short and long term cash compensation (including Base Salary, bonuses or other cash incentives), short and long term equity compensation such as awarded options, restricted stock and/or performance stock units, any other awards or payments authorized by the Compensation Committee of the Board, and benefits provided as part of employee or Executive Compensation Plans in effect immediately prior to Executive’s Notice Date.
7.Restrictive Covenants.
(a)The Company provides (i) solutions to customers in coal-fired power generation, municipal water and other industries through the proprietary emissions control and water purification technologies; (ii) products for industries, including coal- fired power generators, other industries, and municipal and industrial water to meet applicable regulations, and (iii) carbon products and feedstocks from coal waste for water treatment, durable materials, and energy transition (the “Company’s Business”).
(b)Confidential Information. Executive understands that, during the course of his employment relationship with the Company, Executive will have access to certain valuable information relating to the business and operations of the Company that is non-public, confidential, proprietary, and/or trade secret in nature and would be particularly valuable to the Company’s competitors, and that the Company desires and makes efforts to safeguard the confidentiality of all such information.
(i)For purposes of this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company that is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company, whether produced by the Company or any of its consultants, agents or independent contractors or by Executive, and whether or not marked confidential.
(ii)This information includes without limitation, information relating to Company’s salary information, benefit information, any special employment arrangements, personnel issues, employment matters, financial matters, cash positions, any plans that the owner and/or other members of management may have concerning the operations of the Company in general or any specific department.
(iii)Any and all information regarding products and services, business plans, manuals, works of authorship, service techniques, processes, research and development methods or techniques, operating procedures, trade secrets, purchasing methods or practices, employment or personnel data, marketing strategies or techniques, financial information, employee lists, customer lists, drawings, building plans, architectural plans, information exchanges in discussion and negotiations with third parties, inventions, formulas, developments, licenses, pricing strategy, computer programs, vendor lists, and internal notes and memoranda relating to clauses 7(b)(i)-(iv).
(iv)This applies to all matters discussed in monthly management meetings, annual review meetings, personnel meetings, and any other meetings where confidential or sensitive information is discussed.
(v)However, the term “Confidential Information” shall exclude: (i) any information, knowledge or data which is publicly available from widely circulated information (unless such information has become publicly available due to Executive’s breach of his/her obligations under this Agreement) or was acquired prior to employment with the Company; and (ii) information, knowledge or data provided to Executive by a third person who, by the provision of such information, knowledge or data, is not violating his/her own duty of confidentiality to the Company.
(c)Non-Disclosure of Confidential Information. Executive agrees that, during and after the termination of Executive's employment relationship with the Company, Executive will not communicate, divulge, or make available to any person or entity (other than the Company, its customers, or other entities or persons expressly authorized by the Company to receive such information) any of the aforementioned Confidential Information except upon the prior written authorization of the Company or as may be required by law or legal process. Executive further agrees that upon the termination of Executive's employment relationship, Executive will deliver promptly to the Company any such information in Executive's possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto (whether in electronic or hard copy format). If the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any such information, Executive shall provide the Company with prompt prior written notice of such required disclosure and a reasonable opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such information through the appropriate proceedings. Executive also acknowledges and agrees that he is not authorized to access any Company information for any purpose other than furthering the business interests of the Company and Confidential Information shall not be forwarded to personal email addresses or third parties or transmitted by external devices (thumb drives, external hard drives, etc.), web based file share accounts (Google Drive, Dropbox, OneDrive, etc.), or any other digital means without the express written consent of the Company.
(d)Defend Trade Secrets Act of 2016. Executive may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.
(e)Non-Compete.
(i)While employed by the Company and for a period of one (1) years from the termination of such employment relationship, Executive shall not: (1) carry on or engage in a business similar to the Company's Business in any of the listed parishes, counties, municipalities or international areas or any parts thereof (specified in Appendix A, collectively hereinafter referred to as the "Territory"), or (2) engage or participate, directly or indirectly, whether as an owner, operator, proprietor, partner, joint venturer, employer, employee, consultant, officer or agent, or beneficiary or record holder of more than one percent (1%) of the stock, in any business that carries on or engages in a business similar to the Company's Business within the Territory. The parties acknowledge that the Territory can be modified periodically to reflect the areas the Company is engaged in the Company Business.
(ii)While employed by the Company and for a period of one (1) years from the termination of such employment relationship, Executive, shall not, except when authorized by the Company in writing, sell, or cause to be sold in the Territory, for Executive's own benefit or for the benefit of any entity or person other than the Company, one or more of the services or products sold by the Company while it employed Executive.
(f)Non-Solicitation of Customers, Clients and Employees.
(i)Executive shall not, for a period of two (2) years from Executive’s termination date (“Non-Solicit Term”), service, solicit, or cause to be serviced or solicited, for Executive's own benefit or for the benefit of any entity or person other than the Company engaged in the Company’s Business or any other business competitive with the Company’s Business, any customer or client of the Company that Executive knew to be a customer or client of the Company at the time of his/her termination. This restriction is limited to customers or clients within the Territory listed in Appendix A, where the Company conducts business. Executive also shall not request or attempt to induce any customer or client within the Territory listed in Appendix A, which he/she knows to be a current customer or client of the Company, to cease doing business with the Company or to do business with any entity or person other than the Company engaged in the Company’s Business or any other business competitive with the Company’s Business during the Non- Solicit Term.
(ii)Executive shall not, within the Non-Solicit Term, recruit, hire, or cause to be recruited or hired, for Executive's own benefit or for the benefit of any entity or person other than the Company, any employee of the Company. Executive also shall not request or attempt to induce any employees of the Company to cease employment with the Company or to become employed by any entity or person other than the Company.

(iii)Executive recognizes that the restrictions contained in this Section are necessary to protect the Company’s legitimate business interest in the protection of its confidential information, to which Executive has been or will be provided access, and to protect the Company’s goodwill and commercial relationships with its customers and employees. To the extent any court of competent jurisdiction finds any of the restrictions of this Section 7 overly broad or unenforceable, the Company and Executive authorize the Court to reform the restrictions such that they are enforceable to the maximum extent allowed by applicable law.
(g)Inventions and Company Works.
(i)With respect to this Section, “Company Works” shall only include any and all inventions, discoveries, innovations, improvements, software, designs, mask works, works of authorship or other creations of any kind (“collectively “Creations”) conceived, identified, discovered or created by Executive 1) during the term of employment, either alone or in collaboration with any other person(s) inside or outside the Company, 2) with Company resources and 3) that is related to Company business. Company Works shall further include, without limitation: (1) all intangible and intellectual property rights embodied therein; (2) all rights of privacy, performance rights, rights of publicity, rights of attribution and integrity, and other moral rights embodied therein or associated therewith; (3) all rights of priority thereto; and (4) all rights to apply for statutory protection thereof and to sue for relief of infringement thereof.
(ii)Executive agrees that sole and exclusive ownership in Company Works shall vest automatically in Company from the moment of conception, identification, discovery or creation thereof.
(iii)Executive agrees that all copyrightable works included in Company Works shall be deemed to be “Works made for hire.”
(iv)Executive shall immediately disclose to Company all Company Works upon first conception, identification, discovery or creation thereof.
(v)Executive shall not henceforth challenge, oppose or otherwise contest the validity or good standing of any item of Company Works, and, in the case of patents or patent applications included in Company Works, will not (1) oppose or seek re-examination of such patents or patent applications, or (2) file prior art against such patents or patent applications under the provisions Chapters 30 and 31 of Title 35, United States Code, or under analogous laws in other jurisdictions.
(vi)Executive represents and warrants to Company that there are no Company Works that have been conceived, identified, discovered or created by Executive prior to the Effective Date of this Agreement.
(h)Post-Employment. Executive further agrees that, during the two (2) year period following any termination of Executive’s employment with the Company, Executive will immediately disclose in writing to the Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Executive alone and/or jointly with others, and (ii) is based upon or otherwise derived from any Inventions and/or Confidential Subject Matter of the Company. Executive acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all such Inventions and Confidential Subject Matter to be disclosed by Executive to Company pursuant to the preceding sentence during the two (2) year period following the termination of Executive’s employment with Company will become the sole and exclusive property of the Company.
8.Conflicting Obligations.
(a)Prior Obligations. Executive acknowledges and agrees that Executive is under no obligations to any third party which conflict or may conflict, in any way, with any of the Executive’s obligations hereunder.
(b)Assumption of Obligations. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not assume any obligations to any third- party that would conflict with any of Executive’s obligation hereunder. Executive further agrees that, during the term of Executive’s employment with the Company, Executive will not compete, and will not provide services to others who compete with the Company in the research, development, production, marketing or servicing of any product, process or service with respect to which the Company is involved.
(c)Confidentiality Obligations to Former Employers. Executive affirms that Executive did not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with Executive from Executive’s former employer to the Company. Executive further affirms that Executive will not use or disclose proprietary information, materials, or documents belonging to any former employer in the course of Executive’s job duties for the Company.
9.Termination of Employment.
(a)At-Will Employment; Notice of Termination. As an “at-will” employee, either Executive or the Company may terminate Executive’s employment for any reason by giving the other party written notice of such termination (the date of such notice, the “Notice Date”) as set forth in Section 10(f). Termination shall be effective as follows (the “Termination Date”):
(i)immediately upon notice if Company terminates the Executive for Cause (after following the notice procedures set forth in the definition of Cause above),
(ii)on the date specified below for termination due to death or the Executive becoming Disabled, or
(iii)45 days after the Notice Date for any other termination. However, if Executive resigns other than for Good Reason, the Company may make the Termination Date any day within 45 days after the Notice Date by notifying Executive in writing.
(b)Notice Period. The period commencing on the Notice Date and ending on the Termination Date (the “Notice Period”). During the Notice Period, the Company shall be entitled to allocate other duties and responsibilities to the Executive but is not obliged to assign any duties to, or provide any work for, the Executive. Company shall be entitled to exclude the Executive from any premises of the Company and/or to require Executive not to communicate with clients, suppliers, employees, agents or representatives of the Company or any affiliate, provided that the Company shall continue to pay the Executive’s Total Compensation on the dates and at the rate payable immediately prior to the Notice Date. During any Notice Period, unless the Board consents in writing, the Executive may not perform any work, whether paid or unpaid, for any other Person other than the Company or, at the Company’s request, one of its affiliates.
(c)Resignation of All Other Positions. If the Executive's employment is terminated for any reason, effective on the Termination Date the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any affiliate.
(d)Payments to Executive Following Termination of Employment.
(i)Accrued Compensation. In the event Executive’s employment terminates for any reason, the Company shall pay to Executive, or if applicable, Executive’s estate or designated beneficiaries, all Total Compensation (including vested benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or applicable state (the “Accrued Compensation”) at a time and in a manner that is compliant with applicable state law.
(ii)Termination for Cause or Without Good Reason. If the Company terminates the Executive for Cause at any time during the Executive’s employment with the Company, or the Executive terminates employment other than for Good Reason during the Executive’s employment with the Company when there has not been a Change in Control within the preceding twelve (12) months, the terminating party shall provide written notice of termination to the other party as specified above, and if the termination is by the Company for Cause, the notice shall set forth the facts verifying that Cause exists and Company has met the requirements of Section 9(c) above in order to terminate the Executive for Cause.
(iii)Termination without Cause or for Good Reason (Without a Change in Control). If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason during the Executive’s employment with the Company, but there has not been a Change in Control within the preceding twelve (12) months, the following provisions shall apply:
(1)The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.
(2)The Company shall pay the following amounts to the Executive without offset for any cash compensation paid to Executive from any other employment allowed under this Agreement for a period of twelve (12) months after the Termination Date:

a.Twelve (12) months Base Salary payable on the established payroll dates (bi-weekly) following the Termination Date.
b.Any short-term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year will be paid in a lump sum when such payment is paid to other employees or Executives under the applicable short term incentive program.
c.All of Executive’s unvested restricted stock awards shall vest as of the Release Effective Date.
d.The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date.
e.A [lump-sum] payment equal to twelve (12) months of COBRA premiums at Executive’s benefit election level immediately prior to the Termination Date.
(iv)Termination without Cause or for Good Reason (With a Change in Control). If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason during the Executive’s employment with the Company, in each case within twelve (12) months after a Change in Control, the following provisions shall apply:
(1)The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.
(2)Company shall pay the following amounts to the Executive without offset for any cash compensation paid to Executive from any other employment allowed under this Agreement for a period of twelve (12) months after the Termination Date:
a.Twelve (12) months Base Salary payable on the established payroll dates (bi-weekly) following the Termination Date.
b.Any short-term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year will be paid in a lump sum when such payment is paid to other employees or Executives under the applicable short term incentive program.
c.All of Executive’s unvested restricted stock awards shall vest as of Release Effective Date.
d.The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date.
e.A [lump-sum] payment equal to twelve (12) months of COBRA premiums at Executive’s benefit election level immediately prior to the Termination Date.
(v)Termination Due to Being Disabled. If the Executive becomes Disabled, the Executive’s employment shall be terminated as of the date of the Board’s written notice to the Executive that the Board deems the Executive to be disabled in accordance with the criteria, or as otherwise agreed by Executive and the Company (the “Termination Date”), and the following provisions shall apply:

(1)Any short-term incentive or other cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year shall be paid on a pro-rata basis as follows:
a.If the Termination Date is within the first six months of the calendar year, the Executive shall be paid fifty percent (50%) of the target amount.
b.If the Termination Date is within the last six months of the calendar year, the Executive shall be paid one hundred percent (100%) of the target amount.
c.The applicable amount will be paid to the Executive in a lump sum when payment is paid to other employees or Executives under the applicable short term incentive program.
(2)All of Executive’s unvested restricted stock awards shall vest as of the Release Effective Date.
(3)The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date.
(vi)     Termination Due to Death. In the event the Executive dies while actively employed by the Company, the date of death shall be considered to be the “Termination Date” and the following provisions shall apply:
(1)Any short-term incentive or cash bonus that would have been paid to the Executive based upon Company performance in the year of the Termination Date if the Executive had been employed for the full calendar year shall be paid as follows:
a.If the Termination Date is within the first six months of the calendar year, the Executive shall be paid fifty percent (50%) of the target amount.
b.If the Termination Date is within the last six months of the calendar year, the Executive shall be paid one hundred percent (100%) of the target amount.
c.The applicable amount will be paid in a lump sum when payment is paid to other employees or Executives under the applicable short term incentive program.
(2)All of Executive’s unvested restricted stock awards shall vest as of the Release Effective Date.
(3)The value of any unvested performance share units shall be determined by calculating total stockholder returns against the common stock returns of the established Company peer group in accordance with the applicable long term incentive plan using the Termination Date as the ending date of the applicable performance period. If greater than zero, such calculated value shall be paid to the Executive, in Company stock (less shares withheld for tax purposes in accordance with the applicable equity plan document), within sixty (60) days of the Termination Date.
(4)If any payments are owed or payable to the Executive by the Company pursuant to any provision of this Section 9 at the time of the Executive’s death, such payments shall continue to be due and payable. After the Executive’s death, the Company shall pay any remaining amounts on the schedule specified in this Agreement to the Executive’s estate or executor or as otherwise instructed by a court of law.
(e)Release Condition. The Executive agrees that Executive’s receipt of the compensation and benefits set forth in Section 9 (the “Severance Benefits”) shall be in lieu of all other claims that the Executive may make by reason of termination of Executive’s employment and that, as a condition to receiving the Severance Benefits, Executive, his estate or heirs will execute a general release of claims in a form satisfactory to the Company in its sole discretion (the “Release”). The Executive and the Company agree that the intent of such release is to ensure a final, complete, and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof. Within five business days of the Termination Date, the

Company shall deliver to the Executive the form of release for the Executive to execute. The Executive will forfeit all rights to Severance Benefits unless the Executive executes and delivers to the Company the release within 45 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of any revocation period (such time being the “Release Effective Date”). The Company shall have no obligation to provide Severance Benefits prior to the Release Effective Date occurs (and if the maximum period for execution and revocation of the Release spans two calendar years, payment shall be made or begin in the later taxable year).
(f)Continuing Obligations. Executive’s obligations under Section 7 of this Agreement will continue after any termination of Executive’s employment with the Company.
(g)Submission of Materials. Upon any termination of Executive’s employment with Company, Executive will submit to the Company all materials within Executive’s possession that constitute or include Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party.
(h)Exit Interview. Upon termination of Executive’s employment with the Company, Executive will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Executive hereunder.
10.Miscellaneous.
(a)Binding-Effect/ Assignability. This Agreement is not assignable by Executive and will be binding upon Executive’s heirs, executors, administrators and other legal representatives. This Agreement shall automatically inure to the benefit of the Company and any parent, subsidiaries or affiliates to which Executive provides services or about which Executive acquires Confidential Subject Matter, and their successor(s) and assigns, and may be enforced by any one or more of same who have a legitimate business interest that would be protected by enforcement of this Agreement. Executive consents to the assignment of this Agreement by the Company at its discretion, including, without limitation, as part of a sale, merger, or other transaction including without limitation an asset sale or assignment, stock sale, merger, consolidation or other corporate reorganization.
(b)Severability. If any term or provision of this Agreement is held to be invalid or unenforceable in any respect, the parties agree that they intend for any court so construing this Agreement to reform, modify, or limit such provision temporally, spatially, or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement shall not be affected thereby and each such remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
(c)Waiver. Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.
(d)Modification. This Agreement may only be modified by the mutual written agreement of Executive and Company.
(e)Notices. Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):
(i)If to the Company:
Advanced Emissions Solutions, Inc.
Attention: Human Resources
8051 E. Maplewood, Suite 210
Greenwood Village, CO 80111
(ii)If to Executive:

Jeremy D. “Deke” Williamson

(f)Notice to Employer(s). Executive will provide any prospective employer Executive is considering an offer from with notice of this Agreement at least ten days before accepting such offer. The Company may elect to provide another party notice of this Agreement and an opinion about its applicability.
(g)Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement shall be brought in Louisiana (if in state court, 39th Judicial District Court for the Parish of Red River; if in federal court, the Western District of Louisiana) and the parties' performance of the terms and conditions of this Agreement shall be governed by the laws of the State of Louisiana.
(h)At-Will Employment. Employment with the Company is at will, meaning that both the Company and the Executive have the right to terminate the work relationship at any time, without advance notice, and for any reason.
(i)Entire Agreement. This Agreement together with the exhibits hereto constitute the entire agreement between the parties and their affiliates with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.
(j)Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A to the extent necessary to comply with Section 409A. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
11.Effective Date. The effective date of this Agreement shall be the Start Date.
12.Clawback. Notwithstanding any other provisions in this Agreement, any Incentive-Based Compensation, as such term is defined in the Clawback Policy (as defined below) that is paid to Executive or that Executive may receive from the Company shall be subject to recovery or clawback by the Company under any reasonable, market-consistent clawback policy adopted by the Company from time to time (the “Clawback Policy”), provided such Clawback Policy is applicable to all executive officers of the Company, and provided further that, unless otherwise agreed to between the Executive and the Company or required by applicable law or stock exchange listing standards, such Clawback Policy shall not be applicable to Executive except to the extent a recovery or clawback of Incentive-Based Compensation is required under the Clawback Policy because the Company is required under GAAP, applicable securities laws, or applicable stock exchange listing standards to restate its financial statements with respect to fiscal periods ending after the Start Date due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the then current period or left uncorrected in the current period). Executive expressly acknowledges and agrees that in connection with the enforcement of such clawback policy, the Company shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash, equity or equity-based compensation owed or due to Executive and Executive agrees to repay to the Company any incentive compensation previously paid to Executive that is subject to such policy, in each case, to the maximum extent permitted under applicable law. No recovery of compensation under a clawback policy will be an event giving rise to a right to resign for Good Reason or “Constructive Termination” (or similar term) under any agreement with the Company.
13.PROTECTED CONDUCT NOTICE. Nothing in this Agreement prohibits Executive from (a) opposing an event or conduct that Executive reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation or other unlawful employment practices, (b) disclosing sexual assault or sexual harassment; or (c) reporting such an event or conduct to their attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, the state division of civil rights, or a local commission on civil rights), or (d) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.
14.DTSA NOTICE. The DTSA provides that no individual will be held criminally or civilly liable under federal or state trade-secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except as permitted by court order.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ADVANCED EMISSIONS SOLUTIONS, INC.	EXECUTIVE
/s/ Robert Rasmus	/s/ Jeremy D. “Deke” Williamson
By: Robert Rasmus	Jeremy D. "Deke" Williamson
Its: CEO

Appendix A

City	State	Parish/County
Wilsonville	Alabama	Shelby County
Huntsville,	Alabama	Madison County/Limestone County
Ragland,	Alabama	St. Clair County
Montgomery	Alabama	Montgomery County
Mobile,	Alabama	Mobile County
Joseph City	Arizona	Navajo County
Saint Johns	Arizona	Apache County
Gentry,	Arkansas	Benton County
Fulton,	Arkansas,	Hempstead County, Arkansas,
Burnaby	British Columbia, Canada
Long Beach	California	Los Angeles County
Landon,	California	Tulare County
Goleta,	California	Santa Barbara County
Tehachapi,	California	Kern County
Redding	California	Shasta County
Superior	Colorado	Boulder County
Brush	Colorado	Morgan County
Pueblo	Colorado	Pueblo County
Fountain	Colorado	El Paso County
Preston	Connecticut	New London County
Bristol	Connecticut	Hartford County
Lisbon	Connecticut	New London County
Bridgeport	Connecticut	Fairfield County
Miami	Florida	Miami-Dade County
Tampa	Florida	Hillsborough County
Spring Hill	Florida	Hernando County
Fort Myers	Florida	Lee County
Palm Beach	Florida	Palm Beach County
Petersburg	Florida	Pinellas County
Okahumpka	Florida	Lake County
Sumterville	Florida	Sumter County
Branford	Florida	Suwanee County
Fort Lauderdale	Florida	Broward County
Cartersville	Georgia	Bartow County
Augusta,	Georgia	Richmond County
Buford	Georgia	Hall County
Juliette,	Georgia,	Monroe County
Kapolei	Hawaii	Honolulu County
Pekin	Illinois	Tazewell County

Newton	Illinois	Jasper County
Litchfield,	Illinois	Montgomery County
Rockport	Indiana	Spencer County
Indianapolis	Indiana	Marion County
Richmond	Indiana	Wayne County
Petersburg	Indiana	Pike County
Sellersburg	Indiana	Clark County
Mitchell	Indiana	Lawrence County
Ottumwa,	Iowa	Wapello County
Lansing,	Iowa	Allamakee County
Cedar Rapids	Iowa	Linn County
Sergeant Bluff	Iowa	Woodbury County
Muscatine,	Iowa	Muscatine County
Council Bluffs	Iowa	Pottawattamie County
St. Marys	Kansas	Wabaunsee County
Lacygne	Kansas	Linn County
Holcomb,	Kansas	Finney County
Harrodsburg	Kentucky	Mercer County
Louisville	Kentucky	Jefferson County
Franklin	Kentucky	Simpson County
Fort Thomas	Kentucky	Campbell County
Lena	Louisiana	Rapides Parish
Dickerson	Maryland	Montgomery County
Baltimore	Maryland	Baltimore County
Haverhill	Massachusetts	Essex County
Saugus	Massachusetts	Essex County
Andover	Massachusetts	Essex County
Millbury,	Massachusetts	Worcester County
Pembroke	Massachusetts	Plymouth County
Monroe	Michigan	Monroe County
Lansing	Michigan	Ingham County/Eaton County
Essexville	Michigan	Bay County
Olive	Michigan	Ottawa County
Cohasset	Minnesota	Itasca County
Becker	Minnesota	Becker County
Moorhead	Minnesota	Clay County
Grand Forks	Minnesota	Polk County
Perham	Minnesota	Otter Tail County
Minneapolis	Minnesota	Hennepin County
Saint Cloud	Minnesota	Stearns County
Ackerman	Mississippi	Choctaw County
Mosspoint	Mississippi	Jackson County
Clifton Hill	Missouri	Randolph County
Springfield	Missouri	Greene County
Weston	Missouri	Platte County

Kansas City	Missouri	Jackson County
Marston,	Missouri,	New Madrid County
Fremont,	Nebraska	Dodge County
Hastings	Nebraska	Adams County
Valmy,	Nevada	Humboldt County
Binghampton	New York	Broome County
Penacook,	New Hampshire	Sullivan County
Newark	New Jersey	Essex County
Camden	New Jersey	Camden County
Rahway	New Jersey	Union County
Westville,	New Jersey	Gloucester County
Waterflow,	New Mexico	San Juan County
Northport	New York	Suffolk County
Babylon	New York	Suffolk County
Niagara Falls	New York	Niagara County
Jamesville	New York	Onondaga County
Peekskill,	New York	Westchester County
Hudson Falls	New York	Washington County
Glens Falls	New York	Warren County
Beulah	North Dakota	Mercer County
Center	North Dakota	Oliver County
Tupper,	NS, Canada
Trenton,	NS, Canada
Lingan,	NS, Canada
Xenia	Ohio	Greene County
Wilmington,	Ohio	Clinton County
Columbus,	Ohio	Franklin County
Marion	Ohio	Marion County
Swanton	Ohio	Fulton/Lucas County
Oologah	Oklahoma	Rogers County
Fort Gibson	Oklahoma	Muskogee County
Red Rocks	Oklahoma	Noble County
Tulsa	Oklahoma	Tulsa County
Oklahoma City	Oklahoma	Oklahoma COunty
Courtice,	Ontario
Welland,	Ontario, Canada
Brooks,	Oregon	Marion County
Durkee,	Oregon	Baker County
Homer City	Pennsylvania	Indiana County
Conshohocken	Pennsylvania	Montgomery County
York,	Pennsylvania	York County
Bainbridge	Pennsylvania	Lancaster County
Harrisburg,	Pennsylvania	Dapuhin County
Morrisville	Pennsylvania	Bucks County
Beaver Falls	Pennsylvania	Beaver County

Philadelphia	Pennsylvania	Philadelphia County
Tullytown,	Pennsylvania	Bucks County
Grand Rapids	Michigan	Kent County
Moose Jaw	Saskatchewan, Canada
Bucksport,	South Carolina	Horry County
Columbia	South Carolina	Richland County
Stone City	South Dakota	Grant County
Pittsburg	Texas	Camp County
Hallsville	Texas	Harrison County
Braunfels	Texas	Comal/Guadalupe County
Grange,	Texas	Fayette County
Thompsons	Texas	Fort Bend County
Franklin	Texas	Robertson County
Fannin	Texas	Fannin County
Amarillo	Texas	Potter County
Earth,	Texas	Lamb County
Riesel	Texas	McLennan County
Midlothian,	Texas	Ellis County
Austin,	Texas	Travis/Hays/Williamson County
Marshall	Texas	Harrison County
Tyler,	Texas,	Smith County
Alexandria	Virginia	Arlington County
Lorton,	Virginia	Fairfax County
Nokesville,	Virginia	Prince William County
Seattle,	Washington	King County
Pardeeville,	Wisconsin	Columbia County
Lacrosse	Wisconsin	La Crosse County
Alma,	Wisconsin	Buffalo County
Point of Rocks	Wyoming	Sweetwater County
Glenrock,	Wyoming	Converse County
Port Angeles	Wyoming	Clallam County